Exhibit 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO (972)401-0090
Release #05-15
CARBO CERAMICS INC. ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER
Irving, Texas (December 2, 2005) — CARBO Ceramics Inc. (NYSE: CRR) announced today that its Board of Directors has accepted the resignation of Dr. C. Mark Pearson as President, Chief Executive Officer and a director of the Company, following an investigation of the facts and circumstances surrounding a personal relationship between Dr. Pearson and a female employee of the Company. The Company’s investigation did not reveal any effect of the relationship on the Company’s operating or financial results.
Concurrently, the Board has appointed Mr. Jesse Orsini as President and Chief Executive Officer, on an interim basis, and elected Mr. Orsini to the Company’s Board of Directors. Mr. Orsini previously served as President and Chief Executive Officer of the Company from 1978 to 2001. Mr. Orsini served as a Director of the Company from 1987 to 2003.
“Mark Pearson has been an important contributor to the growth of CARBO Ceramics during his 8-year tenure with the Company,” said William C. Morris, Chairman of the Board, “and we are saddened by the circumstances of Mark’s departure. But our business is excellent, our employees are committed and our prospects are strong. We are fortunate that Mr. Orsini has agreed to return to a leadership role while the Board conducts an orderly search for a new chief executive.”
CARBO Ceramics Inc. is based in Irving, Texas and currently has manufacturing facilities in the U.S. and China with distribution facilities located throughout North America, Europe, Asia and the Middle East.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
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